Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 10, 2021, with respect to the financial statements of Solid Power, Inc. included in the Proxy Statement of Decarbonization Plus Acquisition Corp III that is made a part of Amendment No. 2 to the Registration Statement (Form S-4) and related Prospectus of Decarbonization Plus Acquisition Corp III for the registration of shares of its Class A Common Stock.

/s/ Ernst & Young LLP

Denver, CO

October 13, 2021